Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 Amendment No. 1, of our report dated March 10, 2025, relating to the financial statements of Helix Acquisition Corp. II as of and for the years ended December 31, 2024 and December 31, 2023 (which includes an explanatory paragraph relating to Helix Acquisition Corp. II’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 1, 2025